Exhibit 10.5

Notice of Director Grant of Other-Stock Based Award
[Name] [Address] [Address]

Subject to the terms and conditions of ________________________________ (the “Plan”) and the Award Agreement, you have been granted an award of unrestricted Shares (“Award”), as follows:

Grant Date:	January 13, 2014
Number of Shares:	Your Award consists of ______unrestricted Shares.[1]
Vesting Schedule:	None.
Settlement:	Your Award will be settled in Shares.

This Notice of Grant describes your Award and the terms and conditions of your Award. To ensure you fully understand these terms and conditions, you should:

•	Read the Plan carefully to ensure you understand how the Plan works; and

•	Read this Notice of Grant and corresponding Award Agreement carefully to ensure you understand the nature of your Award and what you must do to earn it.

You may contact ________________ by telephone (__________) or email (__________________) if you have any questions about your Award or the Award Agreement.

___________________________________
1 Determined by dividing (A) $______ (the target dollar amount used to determine the number of Shares), by (B) $_______ (the average reported closing price of a Share during the 30-day period ending on the last trading day prior to the Grant Date). The resulting number of Shares were rounded to the nearest whole Share.

A. SCHULMAN, INC.
AWARD AGREEMENT
A. Schulman, Inc. (the “Company”) believes that its business interests are best served by extending to you an opportunity to earn additional compensation based on the growth of the Company’s business. To this end, the Company adopted, and its stockholders approved, ___________________________________ (the “Plan”) as a means through which non-employee directors like you may share in the Company’s success. Capitalized terms that are not defined herein shall have the same meanings as in the Plan.

1.
Nature of Award. Effective as of the date specified (the “Grant Date”) in the attached Notice of Grant (the “Grant Notice”), the Company hereby grants to the individual identified in the Grant Notice (the “Participant”) an award as set forth in the Grant Notice (the “Award”). The Award is subject to the terms and conditions described in the Plan, this Award Agreement and the Grant Notice.

2.
Number of Shares. The number of Shares in your Award is set forth in the Grant Notice. The number of your Shares was determined by dividing the Director target amount for the equity portion of the annual retainer by the average reported closing price of a Share during the 30-day period ending on the last trading day prior to the Grant Date, and rounding the resulting number of Shares to the nearest whole Share.

3.	Other Terms and Conditions.

(a)
Governing Law. This Award Agreement will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio, except to the extent that the Delaware General Corporation Law is mandatorily applicable.

(b)
Other Agreements. Your Award is subject to the terms of any other written agreements between you and the Company or a Related Entity or Affiliate to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement.